Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the GTT Communications, Inc. 2018 Stock Option and Incentive Plan of our report dated April 6, 2018 relating to the financial statements of Interoute Communications Holdings S.A., which appears in GTT Communications, Inc.’s Current Report on Form 8-K dated April 9, 2018.

/s/ PricewaterhouseCoopers LLP
East Midlands, United Kingdom
June 14, 2018